Exhibit 7.1

March 18, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.02 of the Current Report on Form 8-K dated March 18, 2005, of Harken Energy Corporation, and are in agreement with the statements contained therein as they apply to us. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Hein & Associates LLP

Dallas, Texas